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                                                                     EXHIBIT 4.4

                        T. ROWE PRICE ASSOCIATES, INC.
                                      AND
                           T. ROWE PRICE GROUP, INC.

       AMENDMENT TO T. ROWE PRICE ASSOCIATES, INC. 1998 DIRECTOR STOCK
                                  OPTION PLAN

     T. Rowe Price Associates, Inc., a Maryland corporation ("Price Associates"), and T. Rowe Price Group, Inc., a Maryland corporation ("Price Group"), hereby amend the T. Rowe Price Associates, Inc. 1998 Director Stock Option Plan (the "Director Plan") for the purpose of substituting Price Group for Price Associates under the Director Plan and to otherwise reflect the terms of the plan of share exchange pursuant to which Price Associates became a wholly-owned subsidiary of Price Group through a share exchange, and shares of common stock of Price Associates, par value $0.20 per share, were converted into shares of Price Group, par value $0.20 per share.

     1. The Director Plan is hereby named the T. Rowe Price Group, Inc. 1998 Director Stock Option Plan.

     2. In accordance with Paragraph 9 of the Director Plan, Paragraph 12 is hereby added thereto, to read, in its entirety, as follows:

          "12. Notwithstanding anything contained herein to the contrary, from and after the consummation of a reorganization of T. Rowe Price Associates, Inc. into a wholly-owned subsidiary of T. Rowe Price Group, Inc. through a share exchange on the terms approved by the shareholders of T. Rowe Price Associates, Inc. on June 30, 2000 (the "Share Exchange"):

          (i) T. Rowe Price Group, Inc. ("Price Group") will (A) automatically succeed to the Company as the issuer under this Director Plan, (B) be assigned, accept and assume all the powers, rights, liabilities, obligations and duties of the Company immediately prior to the time Price Group succeeded to this Director Plan, and (C) perform the terms of this Director Plan in the same manner and to the same extent as the Company was required to perform them immediately prior to the succession.

          (ii) The terms of this Director Plan will be binding upon and inure to the benefit of Price Group.

          (iii) References in this Director Plan to the "Company" or "T. Rowe Price Associates, Inc." or words of similar import will be interpreted to mean T. Rowe Price Group, Inc.

          (iv)   References in this Director Plan to the "Company's Common
                 Stock" will be interpreted to mean the common stock of Price
                 Group, par value $0.20, subject to any adjustments authorized by Paragraph 6 of this Director Plan.
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          (v)   Each award agreement entered into pursuant to this Director Plan will be interpreted to be consistent with this Director Plan to the extent that it would have been consistent with this Director Plan had Price Group not succeeded to Price Associates as issuer hereunder."

     3. The terms of the Director Plan are confirmed in all other respects and remain in full force and effect.

          IN WITNESS WHEREOF, each of the undersigned has caused the foregoing amendment to be duly executed this 29/th/ day of December, 2000.

                                        T. ROWE PRICE ASSOCIATES, INC.

                                        /s/ George A. Roche
                                        ----------------------------------------
                                        By:  George A. Roche
                                             Chairman of the Board and President


                                        T. ROWE PRICE GROUP, INC.

                                        /s/ George A. Roche
                                        ----------------------------------------
                                        By:  George A. Roche
                                             Chairman of the Board and President